EXHIBIT 1

ADP COMMENTS ON LETTER FROM PERSHING SQUARE
 AND PREVIOUS MEETING WITH ADP BOARD

ROSELAND, NJ, September 7, 2017 – ADP (NASDAQ: ADP) today issued the following statement about a letter disclosed today by Pershing Square Capital Management and a meeting held September 5 with Pershing Square by ADP’s full Board of Directors. In the meeting and in today’s letter, Pershing Square proposed to end its proxy contest if ADP were to agree to add Bill Ackman and both of Pershing Square’s other two nominees to the ADP Board, expanding it from 10 to 13 directors.

“ADP is always open to constructive input from our shareholders, and we thank Bill Ackman for presenting his ideas to the ADP Board. All 10 of our directors coordinated their schedules to meet with Mr. Ackman and four other Pershing Square employees at Mr. Ackman’s request and spent two hours together in an in-depth discussion about ADP’s business and his ideas. The Board subsequently convened an executive session, without Pershing Square or ADP management, to discuss Pershing Square’s views and its answers to the questions posed by the Board during the session. The Board had previously reviewed in detail Pershing Square’s August 17 investor presentation.”

“After considering all of this input, the Board remains confident that ADP has the right corporate strategy in place and the right expertise on the Board to continue to transform its technology, streamline operations, and enhance its competitive advantages at an aggressive yet responsible pace, all of which will extend ADP’s strong track record of value creation for clients and shareholders. In contrast, the Board believes Pershing Square’s approach presents very significant risks to ADP’s clients and shareholders.”

As previously announced, after a thorough review of Pershing Square’s nominees, including conducting individual interviews with each candidate, the Nominating/Corporate Governance Committee had determined that none of the nominees would bring additive skills or experience to the ADP Board. Nothing in Mr. Ackman’s presentation on September 5 caused the Board to change its view.  The Board believes these nominees do not have the experience to appropriately evaluate or manage the risk associated with the pace of change Pershing Square has proposed.  Therefore, we will not add their nominees to the Board.”

ADP Has a Proven Track Record of Success.
“ADP shares have outperformed the S&P 500 and generated total shareholder returns in excess of 200% over Carlos Rodriguez’s six-year tenure as CEO. Over the same period, ADP has achieved compound annual revenue growth of 7% and increased margins in core operations by 580 basis points. ADP has also returned $11.3 billion to shareholders over the past five fiscal years and has increased the annual dividend for 42 consecutive years.”

ADP’s Corporate Strategy is Focused on Transformation.
“Over the past six years, ADP’s Board and management team have been highly focused on investing in and transforming the business to position it for continued success within the competitive global HCM environment. Today, ADP’s annual investments in technology, R&D and innovation total more than $800 million. That capital is being allocated to organic product innovation, recruiting of technical talent, and the rapid adoption of cloud, mobile and big data strategies. These investments are translating into improved client experiences with 83% of ADP clients now using its cloud-based strategic platforms.”

“Most importantly, ADP has been pursuing this change at an aggressive yet responsible pace. We are committed to driving results and serving our 700,000 worldwide clients, and we will not compromise our reputation or the needs of the one in six American workers we pay. We are confident that this approach to change is the right path forward.”

ADP’s Board and Corporate Governance Are Best-in-Class and Support our Corporate Strategy.
“ADP has long been a leader in best-in-class corporate governance that enhances responsiveness to shareholders. The Board is elected annually, all directors are independent other than CEO Carlos Rodriguez, and we are committed to deliberate Board refreshment and balancing both new and seasoned perspectives. Since 2014, four new directors have joined ADP’s 10-person Board, and the average tenure of independent directors as of the 2017 Annual Meeting will be 6.8 years, well below the S&P 500 average of 8.3 years.”

“To formally link our commitment to technology with corporate governance, ADP’s Corporate Development and Technology Advisory Committee (CDTAC) was established in 2014 and is comprised of five of our independent directors with significant technology and transaction experience. CDTAC oversees corporate strategy on technology and innovation, has spearheaded key strategic initiatives such as the spin-off of CDK Global, evaluates global product and technology strategy, and holds management accountable for organic innovation objectives.”

Pershing Square’s Approach Could Put ADP’s Business at Risk.
“The ADP Board is concerned by Pershing Square’s claim that ADP can increase its operating margins by an extreme 1,600 basis points from ADP’s already strong and increasing margins. This could do serious harm to our client relationships, disrupt mission-critical technologies, and put ADP’s client retention -- and by extension the ADP business model -- at significant risk. Furthermore, Pershing Square has provided no clear roadmap on how it intends to accomplish the massive margin improvement it has targeted; if Pershing Square’s vague and risky ‘plan’ for ADP fails, it can simply walk away, while our clients, shareholders, and associates are left to deal with the consequences.”

“Ahead of our Annual Meeting of Stockholders on November 7, 2017, we look forward to discussing our business with all of our investors. As always, we are committed to delivering sustainable value to ADP shareholders.”

Morgan Stanley & Co. and Goldman Sachs are acting as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to ADP.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

The ADP logo, ADP, are registered trademarks of ADP, LLC. ADP A more human resource. is a service mark of ADP, LLC. All other marks are the property of their respective owners.

Copyright © 2017 ADP, LLC. All rights reserved.

ADP-Media

Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

ADDITIONAL INFORMATION

ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833.Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

OR

Innisfree M&A Incorporated
(877) 750-0510

Media:

Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com